Exhibit (h)(10)


                               FIRST AMENDMENT TO
                     SHAREHOLDER SERVICE PLAN AND AGREEMENT
                                 HIGHMARK FUNDS

                                 Class A Shares

This First Amendment is made to that certain HighMark Funds Shareholder Service Plan and Agreement for Class A Shares made effective as of July 1, 2006, by and between HighMark Funds, an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Fund") and SEI Investments Distribution Co., a Pennsylvania corporation and the Master Service Provider (the "Agreement").

The parties agree to amend the Agreement to more accurately reflect all the shareholder services provided thereunder.

NOW, THEREFORE, the Agreement is amended as follows:

1. Section 1 is amended by deleting subsection (xi) and adding the following:

              (xi) providing information regarding fund performance, market trends and other information to shareholders through the internet and/or through written and oral communications, hosting fund websites for shareholder access and information, and providing data feeds;

              (xii) providing assistance to shareholders and financial intermediaries, including affiliates, regarding shareholder accounts, as needed; and

              (xiii) providing such other similar services as the Fund may reasonably request to the extent that the Service Provider is permitted to do so under applicable laws or regulations.

2. The parties agree that the effective date of this First Amendment shall be July 1, 2006.

3. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect without waiver or modification.

By their signatures, the Fund and the Master Service Provider agree to the terms of this First Amendment.

HIGHMARK FUNDS                              SEI INVESTMENTS DISTRIBUTION CO.
                                            (Master Service Provider)


By: /s/ Pamela O'Donnell                    By: /s/ Thomas G. Rodman
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Date: 4/12/07                               Date: April 17, 2007
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